Exhibit 99.B(d)(1)(vi)

October 15, 2015

Voya Separate Portfolios Trust

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated October 15, 2015, we agree to waive a portion of the management fee payable to us under the Amended and Restated Investment Management Agreement, dated May 1, 2015, between Voya Investments, LLC and Voya Separate Portfolios Trust (the “Agreement”), with respect to Voya Retirement Solution 2060 Fund, (the “Fund”), a series of Voya Separate Portfolios Trust, in the amount of 0.10% on all assets for the Fund.

By this letter, we agree to waive that fee for the period from October 15, 2015 through October 1, 2017.

Voya Investments, LLC acknowledges that any fees waived during the term of this Agreement shall not be eligible for recoupment at any time in the future.

Notwithstanding the foregoing, termination or modification of this letter requires approval by the Board of Trustees of Voya Separate Portfolios Trust.

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Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC
Agreed and Accepted:
Voya Separate Portfolios Trust
(on behalf of the Fund)

By:	/s/ Robert Terris
Robert Terris
Senior Vice President